                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant                            [X]
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[ ]    Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12


                           MotorVac Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]    No fee required.
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
                           MOTORVAC TECHNOLOGIES, INC.
                             1431 SOUTH VILLAGE WAY
                          SANTA ANA, CALIFORNIA 92705

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON TUESDAY, MAY 12, 1998

TO THE STOCKHOLDERS OF MOTORVAC TECHNOLOGIES, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MotorVac Technologies, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 12, 1998, at 2:00 p.m., local time, at the Holiday Inn Select, located at 17941 Von Karman Avenue, Irvine, California, 92614 for the following purpose:

        To elect Directors to serve for the ensuing year and until their successors are elected.

        To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

        To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on March 31, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                              By Order of the Board of Directors


                                              DAVID P. NELSON
                                              Secretary

Santa Ana, California
April 6, 1998



--------------------------------------------------------------------------------

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

--------------------------------------------------------------------------------

                           MOTORVAC TECHNOLOGIES, INC.
                             1431 SOUTH VILLAGE WAY
                           SANTA ANA, CALIFORNIA 92705

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 12, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of MotorVac Technologies, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 12, 1998 at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Holiday Inn Select, located at 17941 Von Karman Avenue, Irvine, California, 92614. The Company intends to mail this proxy statement and accompanying proxy card on or about April 6, 1998, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

        The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by Directors, officers or other regular employees of the Company. No additional compensation will be paid to Directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

        Only holders of record of Common Stock at the close of business on March 31, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 1998, the Company had outstanding and entitled to vote 4,514,918 shares of Common Stock.

        Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1431 South Village Way, Santa Ana, California, 92705, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than December 7, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        There are six nominees for the nine Board positions presently authorized by the Company's Bylaws. Each Director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such Director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, four directors having been elected by the stockholders, and two directors, Grant Ferrier and Daniel P. Whelan, having been appointed by the Board. Three vacancies on the Board will remain after the 1998 Annual Meeting. The Board intends to fill these vacancies with suitable candidates when they are found.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

NOMINEES

        The names of the nominees and certain information about them are set forth below:

        NAME                        AGE      PRINCIPAL OCCUPATION
        ----                        ---      --------------------
        Grant Ferrier               36       President, Environmental Business International, Inc.

        Stephen L. Greaves (1)      39       President and General Manager, Erin Mills
                                                 International Investment Corporation

        Lee W. Melody (1)           56       President and Chief Executive Officer,
                                                 MotorVac Technologies, Inc.

        Ronald J. Monark (2)(3)     58       Chairman of the Board, MotorVac Technologies, Inc.

        Gerald C. Quinn (1)(2)(3)   49       President, The Erin Mills Investment Corporation

        Daniel P. Whelan (2)        47       President and Chief Executive Officer,
                                                 Evergreen Holdings, Inc.

----------
(1)     Member of Nominating Committee of the Board of Directors.

(2)     Member of Audit Committee of the Board of Directors.

(3)     Member of Compensation Committee of the Board of Directors.


        Grant Ferrier. Mr. Ferrier has been a member of the Board of Directors of the Company since January 1998. Since 1988, Mr. Ferrier has been President and Chief Executive Officer of Environmental Business International, Inc., a business research, management consulting and publishing company serving the environmental industry. Mr. Ferrier holds B.S. degrees in Mechanical Engineering and Conservation and Resource Studies from the University of California, Berkeley.

        Stephen L. Greaves. Mr. Greaves has been a member of the Board of Directors of the Company since August 1994. Mr. Greaves has served as General Manager and a director of Erin Mills International Investment Corporation since March 1993, and was appointed President in February 1997. Between September 1985 and December 1991, Mr. Greaves held key marketing positions with ESSO, Standard Oil's regional office in Barbados. From January 1992 to February 1993, he was a self-employed marketing consultant. Mr. Greaves is also a director of Highwaymaster Communications, Inc., and several private companies. Mr. Greaves holds a B.A. in Economics from the University of Western Ontario, London, Canada, and an MBA in Marketing/Finance from Concordia University, Montreal, Canada.

        Lee W. Melody. Mr. Melody joined the Company in October 1994 as Vice President--Marketing, assumed the position of Chief Operating Officer in December 1994, was appointed President effective March 1, 1995 and was appointed Chief Executive Officer in February 1997. Mr. Melody has been a member of the Board of Directors of the Company since March 1995. Mr. Melody's prior experience involved sales, marketing and manufacturing. Prior to joining the Company, from March 1993 to July 1994, Mr. Melody was a principal in an automotive after-market franchise and Mr. Melody was President and CEO of McGuire Nicholas, a consumer goods product company in hardware sales, from October 1991 to February 1993. Prior to that time, he was Vice President of Marketing and Sales of RSI Home Products, a manufacturer of bath products, vanities and medicine cabinets, from January 1990 to December 1990, and Senior Vice President of Allegretti & Company, a manufacturer of electrical lawn and garden products, from 1987 to 1990. Mr. Melody served in the U.S. Navy Submarine Service from 1960 to 1966 and graduated from the Executive Program of the UCLA Graduate School of Management in 1989.

        Ronald J. Monark. Mr. Monark, currently an independent consultant, has been a member of the Board of Directors of the Company since May 1997 and has served as Chairman of the Board of Directors of the Company since November 1997. From June 1989 to December 1996, Mr. Monark was President and Chief Executive Officer of San Diego-based Mitchell International, an automotive information company. From January 1, 1997 to December 31, 1997, Mr. Monark served on the Managing Committee and was President and Chief Executive Officer of Mitchell Repair Information Company LLC, a limited liability company jointly-owned by Snap-on, Inc. and The Thomson Corporation. Mr. Monark's previous experience includes positions with KLM Automotive Publishing, Inc., an automotive publishing company, and Morgan Yacht, a yacht builder, division of Beatrice Foods, and five years as a Management Consultant with McKinsey & Company and Peat, Marwick, Mitchell. Mr. Monark graduated Phi Beta Kappa from the College of William and Mary in Williamsburg, Virginia, and holds an MBA from the University of Chicago.

        Gerald C. Quinn. Mr. Quinn has been a member of the Board of Directors of the Company since August 1992, and served as Chairman of the Board of Directors of the Company until November 1997. Mr. Quinn is President of The Erin Mills Investment Corporation ("TEMIC") and Executive Vice President of The Erin Mills Development Corporation ("EMDC") and has been since 1989. TEMIC is associated with EMDC by way of common ownership and was formed by five of Toronto's largest land developers and builders. In 1989, the owners of EMDC decided to diversify their investments and formed TEMIC. TEMIC is a private corporation with over $100 million in venture capital investments. Mr. Quinn is a Chartered Accountant and has a Bachelor of Science in Chemistry. He is a former partner in the Insolvency Practice of Ernst & Young and, prior to joining TEMIC and EMDC, was a senior officer in two publicly-traded corporations. Mr. Quinn is also a director of EMIIC, Synsorb Biotech, Inc., a biotechnology research and development company, and Highwaymaster Communications, Inc., a manufacturer and distributor of cellular truck tracking systems.

        Daniel P. Whelan. Mr. Whelan has been a member of the Board of Directors of the Company since January 1998. Since 1996, Mr. Whelan has been President and Chief Executive Officer of Evergreen Holdings, Inc. ("Evergreen"), a privately-held company that refines used motor oil. From 1995 to 1996, Mr. Whelan served as Vice President and Chief Financial Officer of Evergreen. From 1994 to 1995, Mr. Whelan was self-employed as a consultant. From 1989 to 1994, Mr. Whelan served as Vice President, Chief Financial Officer and Secretary of Birtcher Medical Systems, Inc., a manufacturer of electronic surgical devices. Mr. Whelan holds a B.S. degree in Business Administration/Finance from San Jose State University.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

BOARD COMMITTEES AND MEETINGS

        During the year ended December 31, 1997, the Company's Board of Directors held four regular meetings. The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee, which is composed of Mssrs. Quinn, Whelan and Ronald J. Monark, consults with the Company's independent auditors concerning their engagement, audit plan and report and management letter and, with the assistance of the independent auditors, monitors the adequacy of the Company's internal accounting controls and financial management practices. The Audit Committee met once during the fiscal year ended December 31, 1997. The Compensation Committee, which is composed of Mssrs. Quinn, Monark and George L. Schmutz, is responsible for reviewing the compensation and benefits of the Company's executive officers, making recommendations to the Board of Directors concerning the compensation and benefits of the Company's executive officers and administering the Company's Stock Incentive Award Plans. The Compensation Committee met three times during the fiscal year ended December 31, 1997. The Nominating Committee, which is composed of Mssrs. Melody, Greaves, Schmutz and Quinn, nominates individuals for election as directors of the Company. The Nominating Committee did not meet during the fiscal year ended December 31, 1997. No procedure has been established for the consideration by the Nominating Committee of nominees recommended by stockholders.

        During the fiscal year ended December 31, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.


                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1998, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since the fiscal year ended March 31, 1995. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of Deloitte & Touche LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                             ADDITIONAL INFORMATION

MANAGEMENT

       Set forth below is information regarding the executive officers and key employees of the Company and current directors not listed in Proposal 1 above.

        NAME                        AGE            POSITION
        ----                        ---            --------
     Lee W. Melody                   56           President, Chief Executive Officer and Director

     Michael G. Arkell               51           Vice President--Sales

     David P. Nelson                 56           Vice President of Finance, Chief Financial Officer,
                                                       Treasurer and Secretary

     John A. Rome                    59           Vice President--Operations

     William E. Maya                 48           Director

     George L. Schmutz (1)(3)        58           Director

----------

(1)     Member of the Nominating Committee of the Board of Directors.

(3)     Member of the Compensation Committee of the Board of Directors.


        Biographical Information regarding Mr. Melody is set forth under Proposal 1 above.

        Michael G. Arkell. Mr. Arkell joined the Company in November 1995 and currently serves as Vice President--Sales. Mr. Arkell has over 25 years of management experience in sales and marketing in the automotive, heavy duty and industrial industries. Prior to joining the Company from 1989 through 1995, Mr. Arkell was Director, Domestic Sales for Korody-Colyer, a manufacturer and remanufacturer of diesel internal engine parts. Mr. Arkell holds a Bachelor of Science in Business Administration from the University of Washington.

        David P. Nelson. Mr. Nelson joined the Company in November 1997 and currently serves as Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of the Company. From 1990 to 1997, Mr. Nelson served as Vice President of Finance of Geodynamics Corp., a publicly-traded aerospace company that was acquired by Logicon Inc. in 1996. Mr. Nelson holds B.A. and M.A. degrees in Economics from the University of California Los Angeles.

        John A. Rome. Mr. Rome joined the Company in July 1995 as Vice President--Operations. Mr. Rome is responsible for the design of new products, the redesign of production techniques and the implementation of inventory controls for the Company. Mr. Rome's prior experience includes operations management, manufacturing engineering and quality assurance. Prior to joining the Company, from October 1993 through July 1995, Mr. Rome was self employed and wrote technical, operational and instructional manuals, which are currently being implemented at the Company. From 1992 through October 1993, he served as the Manager of Operations for Sierracin/Harrison, a manufacturer of aerospace fasteners. From 1990 through 1992, Mr. Rome was Vice President--Operations and Director of Quality Assurance for Robertshaw Controls Company, a manufacturer of thermostats and gas valves for the heating and air conditioning industries. Mr. Rome holds a Bachelor of Science degree in Mechanical Engineering from Barrow-In-Furness of Cumbria, England.

        William E. Maya. Mr. Maya has been a member of the Board of Directors of the Company since May 1997. Since September 1995, Mr. Maya has been Chairman and Chief Executive Officer of Advanced Spine Fixation Systems, Inc., a medical device company that designs, develops, manufactures and markets advanced spinal implants and instrumentation for the surgical treatment of various spinal conditions and disorders. From September 1994 to August 1995, Mr. Maya served as Chairman of Vide Pharmaceuticals, an early stage research and development pharmaceutical company. From 1987 to 1994, Mr. Maya held various positions at Birtcher Medical Systems, Inc., where he most recently served as Vice Chairman, President and Chief Executive Officer. Birtcher Medical Systems, Inc. is a publicly held company engaged in the sale of physician office products. Mr. Maya holds an undergraduate degree in Science from Saint Joseph's College, Philadelphia, Pennsylvania.

        George L. Schmutz. George L. Schmutz has been a member of the Board of Directors since June 1996. Since 1984, Mr. Schmutz has been President of Corporate Directions, Inc., a firm specializing in executive search. Mr. Schmutz" background includes fifteen years with Xerox Corporation in a number of management roles, including President of Arista Manufacturing Systems, formerly a software services division of Xerox. Mr. Schmutz holds a Bachelor of Science degree in Business Administration from Kansas State University.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table on the following page sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31,1998 by:
(i) each Director and nominee for Director; (ii) each of the Named Executive Officers (defined below); (iii) all executive officers and Directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                             BENEFICIAL OWNERSHIP (1)
NAME AND ADDRESS OF BENEFICIAL OWNER                   NUMBER OF SHARES      PERCENT OF CLASS
Erin Mills International Investment Corporation (2)(3)    2,771,012                61.4%
   Radley Court, Suite 200
   Collymore Rock
   St. Michael, Barbados, West Indies
Lee W. Melody (4)                                            85,696                 1.9%
Michael G. Arkell (4)                                         9,416                  *
Gerald C. Quinn (3) (4)                                   2,776,008                61.4%
Stephen L. Greaves (4) (5)                                2,775,360                61.4%
Ronald J. Monark (4)                                         17,000                  *
George L. Schmutz (4)                                         8,000                  *
William E. Maya (4)                                           2,000                  *
Daniel P. Whelan (4)                                              0                  *
Grant Ferrier (4)                                                 0                  *
All Directors and Executive Officers,                     2,918,234                64.6%
  as a group (11 persons)

----------
 *      Less than one percent.

(1) Based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,514,918 shares outstanding on March 31, 1998. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 31, 1998, are deemed outstanding for computing the percentage of the persons holding such options but are not deemed outstanding for computing the percentage of any other person. Share numbers include the following number of shares subject to options exercisable within 60 days of March 31, 1998 for each of the following persons: Mr. Melody, 72,616; Mr. Arkell, 8,096; Mr. Quinn, 4,996; Mr. Greaves, 4,048; Mr. Monark, 2,000;
        Mr. Maya, 2,000; and Mr. Schmutz, 2,000.

(2) Erin Mills International Investment Corporation, a Barbadian corporation ("EMIIC"), is a majority-owned subsidiary of The Erin Mills Investment Corporation, a corporation organized under the laws of the province of Ontario, Canada ("TEMIC"). TEMIC is a wholly-owned subsidiary of The Erin Mills Development Corporation, a corporation organized under the laws of the province of Ontario, Canada ("EMDC"). Consequently, TEMIC and EMDC, by virtue of their control of EMIIC, would be deemed to share voting and investment power of the shares of Common Stock owned by EMIIC. The members of the board of directors of EMIIC may also be deemed to have beneficial ownership of the shares of Common Stock owned by EMIIC. The members of the board of directors of EMIIC are Gerald C. Quinn (who is also the Chairman of the Board of the Company), Humphrey Metzger, Andrew C. Ferreira, Dr. Trevor A. Carmichael and Stephen L. Greaves (who is also a director of the Company). In addition, the members of the boards of directors of TEMIC and EMDC may be deemed to have beneficial ownership of the shares of Common Stock of the Company owned by EMIIC by virtue of TEMIC and EMDC's control of EMIIC. The members of the boards of directors of TEMIC and EMDC are Rudy Bratty, John H. Daniels, Peter Daniels, Alfredo DeGasperis, Marco Muzzo, Elly Reisman, and Larry Robbins, none of whom are officers or directors of the Company. Stephen L. Greaves, a member of the Board of Directors of the Company, is General Manager of EMIIC. Gerald C. Quinn, a member of the Board of Directors of the Company, is President of TEMIC and Executive Vice President of EMDC. None of the Company's officers or directors beneficially owns any equity securities of EMIIC, TEMIC or EMDC. One individual, John H. Daniels, who is neither an officer nor director of the Company, owns approximately 12-1/2% of the outstanding ownership interests of EMIIC and TEMIC, and no other person beneficially owns more than 5% of the outstanding ownership interests of EMIIC, TEMIC or EDMC. Each of the members of the boards of directors of EMIIC, TEMIC and EDMC disclaims beneficial ownership of any of the shares of the Company's Common Stock beneficially owned by EMIIC, TEMIC or EMDC.

(3) Includes 2,771,012 shares of Common Stock held by EMIIC. See Note (2) above. Mr. Quinn beneficially owns 1,000 Class Q Preference shares of EMIIC, constituting 100% of the issued and outstanding Class Q Preference shares of EMIIC, which are non-voting (except in the case of a proposed dissolution of EMIIC) and entitle him to receive a priority distribution upon the liquidation or dissolution of EMIIC equal to approximately 3% of EMIIC's return on invested capital for investments where the initial capital investment was made by EMIIC prior to May 1, 1994. As of March 31, 1998, Mr. Quinn's stock purchase rights through EMIIC entitled him to receive 83,130 shares of Common Stock of the Company at the original purchase price paid by EMIIC. At March 31, 1998, EMIIC owned 2,771,012 shares of Common Stock of the Company, or 61.37% of the outstanding shares of Common Stock. The above table reflects EMIIC's ownership at March 31, 1998, inclusive of Mr. Quinn's right to acquire 83,130 shares from EMIIC. Except with respect to the shares subject to his purchase rights, Mr. Quinn disclaims beneficial ownership of any of the shares of the Company's Common Stock held by EMIIC.

(4) The address of such stockholder is c/o MotorVac Technologies, Inc., 1431 South Village Way, Santa Ana, California 92705.

(5) Includes 2,771,012 shares of Common Stock held by EMIIC. See Note (2) above. Mr. Greaves disclaims beneficial ownership of any of the shares of the Company's Common Stock held by EMIIC.


                             EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

        Prior to December 1997, each of the Company's non-employee directors received $750 for attendance at each meeting of the Board of Directors and each meeting of any committee of the Board of Directors held on days other than those on which meetings of the Board of Directors were held. Effective January 15, 1998, each of the Company's non-employee directors will receive monthly directors" fees of $1,000 (the "Monthly Fee") and will receive $750 for attendance at each meeting of the Board of Directors. Mssrs. Greaves and Quinn are not entitled to receive the Monthly Fee until December 1, 1998. Non-employee directors of the Company who are also members of the Audit and Compensation Committees of the Board of Directors will receive $375 for attendance at each meeting of such committees that are held on days other than those on which meetings of the Board of Directors are held. Non-employee directors are also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. On May 13, 1997, Mssrs. Greaves and Quinn were each granted an option under the Company's 1996 Stock Incentive Award Plan to purchase 268 shares of Common Stock at an exercise price of $3.3125 per share. Such options were fully vested as of the date of grant and expire on May 13, 2007.

1996 DIRECTOR STOCK PLAN

The Company's 1996 Director Stock Plan (the "Director Plan") was adopted by the Board of Directors and the Company's stockholders in February 1996, and became effective on April 25, 1996. A total of 50,000 shares of Common Stock have been reserved for issuance under the Director Plan. The purpose of the Director Plan is to attract and retain qualified non-employee directors of the Company and more closely align the interests of such directors with that of the stockholders through increased stock ownership by non-employee directors. Directors eligible to receive options under the Director Plan include those individuals who are not employees of the Company nor any Participating Company (as defined in the Director Plan), including EMIIC, TEMIC and EMDC ("Eligible Directors"). Pursuant to the Director Plan, each individual first elected or appointed as an Eligible Director is automatically granted a non-qualified stock option to purchase 2,000 shares of Common Stock on the date of the annual meeting of stockholders occurring on or after the date of such election or appointment ("Initial Grant"). In addition, at each subsequent annual meeting of stockholders, each Eligible Director is automatically granted a non-qualified stock option to purchase an additional 2,000 shares of Common Stock. To be eligible to receive such automatic grants, the stockholders must elect or reelect the Eligible Director at the annual meeting of stockholders coinciding with the date the such director is to receive such automatic grant. The purchase price of each share subject to options granted under the Director Plan is equal to 100% of the fair market value of a share of Common Stock on the automatic grant date. All options granted pursuant to the Director Plan are immediately exercisable in full for fully vested shares of Common Stock. Each option will have a term of ten years and one day, subject to earlier termination following the Eligible Director's cessation of Board service. Options granted under the Director Plan are nontransferable and generally expire three months after termination of the Eligible Director's service to the Company. In general, if an Eligible Director is permanently disabled or dies during his or her service to the Company, such option may be exercised up to twelve months following such disability or death. Unless terminated earlier by the Board of Directors, the Director Plan will terminate on April 25, 2006. Pursuant to the Director Plan, on May 13, 1997, Mssrs. Maya, Monark and Schmutz were each granted options to purchase 2,000 shares of the Company's Common Stock at an exercise price of $3.3125 per share.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth, for the nine-month fiscal period ended December 31, 1995 and the twelve-month fiscal years ended December 31, 1996 and 1997, certain compensation awarded to or earned by the Company's chief executive officer and the other most highly compensated executive officers of the Company who earned in excess of $100,000 in salary and bonus (collectively, the "Named Executive Officers") for services rendered to the Company:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                                    COMPENSATION
                                      ANNUAL COMPENSATION            SECURITIES
NAME AND PRINCIPAL                                   OTHER ANNUAL    UNDERLYING      ALL OTHER
POSITION               YEAR    SALARY      BONUS   COMPENSATION (1)  OPTIONS(#)     COMPENSATION
Lee W. Melody          1995    $105,000        $0       $11,042          12,640           -0-
  President, Chief     1996     155,833    15,845        14,573         168,400           -0-
       Executive       1997     166,650    15,794        15,267             -0-           -0-
       Officer and
       Director

Michael G. Arkell       1995     11,410       -0-           -0-             -0-           -0-
  Vice President of     1996    100,000       795        16,712          17,320           -0-
       Sales            1997    100,000     1,000        15,465           2,680           -0-

Allan T. Maguire,       1995    $90,350       -0-        11,484             -0-           -0-
  Former Vice           1996    123,800    12,408        15,266          62,540           -0-
       President,       1997     97,980       -0-         4,618             -0-       $54,061 (2)
       Finance,
       Chief
       Financial
       Officer and
       Treasurer

(1) The amounts indicated under the heading "Other Annual Compensation" represent automobile allowances and health insurance benefits provided to the Named Executive Officers for the nine months ended December 31, 1995 and twelve months ended December 31, 1996 and 1997 as follows: (i) with respect to Mr. Melody, an automobile allowance in the amount of $4,500, $6,000 and $6,000, respectively, and benefits aggregating $6,542, $8,573 and $9,267, respectively, (ii) with respect to Mr. Arkell, an automobile allowance in the amount of $0, $5,214 and $6,000, respectively, and benefits aggregating $0, $11,498 and $9,465, respectively, and (iii) with respect to Mr. Maguire, an automobile allowance in the amount of $4,500, $6,000 and $4,618, respectively, and benefits aggregating $6,984, $9,266 and $8,498, respectively.

(2) Mr. Maguire's employment with the Company terminated as of October 10, 1997. The amount indicated under "All Other Compensation" above represents (i) $11,885 worth of accrued vacation benefits paid through October 10, 1997 and (ii) $42,176 paid as continuation of base salary, plus car allowance and other compensation, pursuant to a letter agreement between the Company and Mr. Maguire dated September 26, 1997. See "Certain Relationships and Related Transactions."

CASH BONUS PLAN

        The Board of Directors of the Company adopted a Cash Bonus Plan (the "Cash Bonus Plan") in April 1996. The purpose of the Cash Bonus Plan is to attract and retain qualified personnel, provide incentives to employees and officers of the Company and promote the success of the Company's business. Pursuant to the Cash Bonus Plan, the Company is authorized to create a bonus pool in an amount equal to 10% of the Company's net income after taxes for each fiscal year as set forth in the Company's audited financial statements for such fiscal year, subject to certain adjustments by the Board of Directors or the Compensation Committee. All employees and officers of the Company are eligible to participate in the Cash Bonus Plan; however, only those persons recommended by the President of the Company and selected by the Board of Directors or Compensation Committee of the Company are entitled to receive bonuses from the bonus pool for any fiscal year. Each employee or officer of the Company selected to participate in the Cash Bonus Plan for any fiscal year is entitled to receive a bonus from the bonus pool in an amount determined in the sole and absolute discretion of the Board or Compensation Committee, after due consideration of the recommendation of the President of the Company. Participants in the Cash Bonus Plan have the right to defer receipt of all or any portion of any bonus earned. The Cash Bonus Plan is administered by the Board of Directors, or at the option of the Board of Directors, by the Compensation Committee of the Company. In the event that the employment or officer status of any person is terminated during any fiscal year, then that person generally will not be entitled to receive any bonus from the bonus pool for the fiscal year in which the termination of employment or officer status change occurred. The Board of Directors has the power to amend, suspend, alter or terminate the Cash Bonus Plan at any time, and the Cash Bonus Plan shall continue in effect until such time as it is terminated by the Board of Directors. On June 6, 1996, the Board of Directors resolved that Lee W. Melody will be entitled to receive at least 50% of any amount to be paid under the Cash Bonus Plan.

                        STOCK OPTION GRANTS AND EXERCISES

        The Company grants options to its executive officers under its Stock Incentive Award Plan (the "1994 Plan") and its 1996 Stock Incentive Award Plan (the "1996 Plan"; together with the 1994 Plan, the "Plans"). As of March 31, 1998, a total of 126,400 shares of Common Stock were reserved for issuance under the 1994 Plan, 106,934 were subject to outstanding options, and a total of 325,000 shares of Common Stock were reserved for issuance under the 1996 Plan, 242,636 of which were subject to outstanding options.

        The 1994 Plan was adopted by the Board of Directors and was approved by the written consent of the stockholders in February 1994. The 1996 Plan was adopted by the Board of Directors and was approved by the written consent of the stockholders in February 1996. The purpose of the Plans is to attract and retain qualified personnel, provide additional incentives to employees, officers, directors and consultants of the Company and promote the success of the Company's business. Pursuant to the Plans, the Company may grant incentive and nonqualified stock options, restricted stock, stock appreciation rights, dividend equivalents, stock payments and/or performance awards (collectively "Incentive Awards") to key employees, officers, directors, and consultants of the Company.

        The Board of Directors has delegated to the Compensation Committee the discretionary authority to designate the persons to whom Incentive Awards may be granted (provided that incentive stock options can only be granted to employees of the Company), determine the time when Incentive Awards will be granted, the amounts, terms and conditions of such grants (consistent with the terms of the Plans), interpret the Plans, and adopt rules for the operation of the Plans.

        The maximum term of Incentive Awards granted under the Plans is ten years. Incentive Awards granted under the Plans are non-transferable and generally expire three months after the termination of the grantee's service to the Company. In general, if a grantee is permanently disabled or dies during his or her service to the Company, such Incentive Award may be exercised up to twelve months following such disability or death.

        Stock Options. Under the Plans, the exercise price of incentive and non-qualified stock options must equal at least the fair market value of the Common Stock on the date of grant. In addition, the exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant and the term of those options cannot exceed five years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee.

        Stock Appreciation Rights. Stock appreciation rights awarded under the Plan vest or become exercisable as determined by the Compensation Committee. Upon exercise of a stock appreciation right, the grantee is entitled to receive an amount equal to the excess of the fair market value of a share of Common Stock on the exercise date of such stock appreciation right over the fair market value of a share of Common Stock on the date of grant of such stock appreciation right.

        Restricted Stock. Restricted stock granted under the Plans generally may not be sold, transferred or otherwise hypothecated until the restrictions on transferability imposed by the Compensation Committee are removed or expire. Generally, holders of restricted stock have all the rights of a stockholder with respect to the restricted stock granted, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

        Performance Awards. Performance awards may be granted by the Compensation Committee based on the performance of the Company's stock over a period determined by the Compensation Committee or any other measures determined appropriate by the Compensation Committee. Payment of performance awards generally will be in cash unless replaced by a stock payment in full or in part as determined by the Compensation Committee.

        Stock Payments and Dividend Equivalents. The Compensation Committee may grant stock payments to eligible persons for all or any portion of the compensation (other than base salary) that would otherwise become payable to such eligible person in cash. The Compensation Committee may also grant dividend equivalent rights based on the dividends declared on the stock of the Company on record dates during the period between the date an option or stock appreciation right is granted and the date such option or stock appreciation right is exercised or such other periods as determined by the Compensation Committee. Dividend equivalents are converted into additional shares of stock or cash in accordance with a formula determined by the Compensation Committee.

        The Board of Directors may amend, suspend, alter or terminate the Plans at any time provided that the Board of Directors shall not amend the Plans to reduce the minimum option price requirements set forth in the Plans, to increase the maximum number of stock appreciation rights or shares of stock subject to Incentive Awards available for grant under the Plans, to provide for the administration of the Plans other than by the Board of Directors or the Compensation Committee, to change the classes of persons eligible to receive Incentive Awards, to extend the maximum period during which Incentive Awards may be exercised or to extend the term of the Plans, without the approval of a majority of the outstanding voting stock of the Company. The Board of Directors adopted an amendment on August 15, 1996 to the Plans to comply with recent changes in Rule 16B-3 promulgated under the Securities and Exchange Act of 1934, as amended, and to provide that, upon the consummation of certain events, including the dissolution or liquidation of the Company, the merger or consolidation of the Company, the sale of all or substantially all of the assets of the Company, the acquisition of equity securities of the Company representing 20% or more of the aggregate voting power of the outstanding equity securities of the Company or a change in the composition of a majority of the Board of Directors (collectively, a "Terminating Transaction"), that all outstanding Incentive Awards shall become immediately exercisable.

        The following table sets forth certain information regarding options granted by the Company during fiscal year ended December 31, 1997 to the Named Executive Officers:

                       OPTIONS GRANTED IN FISCAL YEAR 1997

                    NUMBER OF SECURITIES        % OF TOTAL OPTIONS            EXERCISE
                     UNDERLYING OPTIONS               GRANTED                   PRICE     EXPIRATION
NAME                       GRANTED            TO EMPLOYEES IN FISCAL YEAR      ($/SH)        DATE
Michael G. Arkell         2,680 (1)                     14%                     $4.69       2/25/07

----------
(1) The exercise price of such option is equal to the fair market value of the Common Stock on the date of grant. Such option becomes exercisable at the rate of 20% per year.


        The table on the following page sets forth information regarding the aggregate value of unexercised options held by the Named Executive Officers of the Company at December 31, 1997.

                    AGGREGATED FISCAL YEAR END OPTION VALUES

                        NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED IN-THE-MONEY
                     UNEXERCISED OPTIONS AT FISCAL YEAR END    OPTIONS AT FISCAL YEAR END ($) (1)
NAME                    EXERCISABLE        UNEXERCISABLE         EXERCISABLE    UNEXERCISABLE
Lee W. Melody              54,220             145,780                ---             ---
Michael G. Arkell           5,360              14,640                ---             ---
Allan T. Maguire           30,994               -0-                  ---             ---

----------
(1) Calculated based on the estimated fair market value of the Company's Common Stock as of December 31, 1997, less the exercise price payable upon the exercise of such options. Such estimated fair market value as of December 31, 1997 was $1.75, the last price posted at the close of trading on December 31, 1997. Because the value of unexercised in-the-money options at December 31, 1997 was less than zero in all cases, no amount is shown.

            EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

        The Company and Lee W. Melody have entered into an Employment Agreement dated October 24, 1994, as amended by that certain First Amendment to Employment Agreement dated as of November 3, 1995 (collectively, the "Melody Employment Agreement"). The Melody Employment Agreement expires on February 21, 2000 and provides for payment to Mr. Melody of an annual salary of not less than $135,000, subject to annual review and potential adjustment, and bonuses based upon his performance during each fiscal year of the Company in an amount determined in the sole and absolute discretion of the Board of Directors. In addition to salary and bonuses, Mr. Melody receives an automobile allowance in the amount of $500 per month and is reimbursed for all reasonable and necessary travel and other business expenses incurred in connection with performance of his duties. The Company also pays the annual cost of premiums for health insurance coverage for Mr. Melody and his dependents. If Mr. Melody's employment with the Company is terminated for cause (as defined in the Melody Employment Agreement), then Mr. Melody is entitled to receive his base salary through the date of termination. If Mr. Melody's employment with the Company is terminated without cause (including on account of non-renewal of the Melody Employment Agreement), then he is entitled to receive payment of his base salary for a period of 12 months from the date of such termination and the Company is required to continue to pay the annual premiums for health care benefits for him and his dependents for such 12-month period. In the event that Mr. Melody's employment is terminated without cause or Mr. Melody resigns from his employment for "good reason" (as defined in the Melody Employment Agreement) following a change in control of the Company (as defined in the Melody Employment Agreement), then Mr. Melody is entitled to receive payment of his base salary in a lump sum payment within ten days of the date of his termination and the Company is required to pay the annual premiums for health benefits for him and his dependents for a period of twelve months following the date of such termination.

        On November 20, 1995, the Company hired Michael G. Arkell as its Vice President-Marketing and Sales under an employment agreement (the "Arkell Employment Agreement") that expires on February 17, 1999 and provides for an annual salary of $100,000 subject to annual review and potential adjustment, plus an incentive bonus based upon the Company achieving certain sales and operating profit goals. In addition to salary and incentive bonus, Mr. Arkell receives an automobile allowance in the amount of $500 per month and is reimbursed for all reasonable and necessary travel and other business expenses incurred in connection with performance of his duties. The Company also pays the annual cost of premiums for health insurance coverage for Mr. Arkell and his dependents. If Mr. Arkell's employment with the Company is terminated for cause (as defined in the Arkell Employment Agreement), then Mr. Arkell would be entitled to receive his base salary through the date of termination. If Mr. Arkell's employment with the Company is terminated without cause, then he is entitled to receive payment of his base salary for a period of six months from the date of such termination and the Company is required to continue to pay the annual premiums for health care benefits for him and his dependents for such six-month period.

        On November 13, 1997, the Company hired David P. Nelson as its Vice President, Finance and Chief Financial Officer under an employment agreement (the "Nelson Employment Agreement") that expires February 10, 2001. The Nelson Employment Agreement automatically renews for successive one-year terms unless the Company delivers to Mr. Nelson written notice of its intent not to renew at least 60 days prior to the expiration date of the then current term. The Nelson Employment Agreement provides for payment to Mr. Nelson of an annual salary of $110,000, subject to annual review and potential adjustment, and bonuses based upon his performance during each fiscal year of the Company in an amount determined in the sole and absolute discretion of the President of the Company. For the fiscal year ending December 31, 1998, Mr. Nelson's shall be is entitled to receive a bonus of not less than $5,000. In addition to salary and bonuses, Mr. Nelson receives an automobile allowance in the amount of $500 per month and is reimbursed for all reasonable and necessary travel and other business expenses incurred in connection with the performance of his duties. The Company also pays the annual cost of premiums for health insurance coverage for Mr. Nelson and his dependents. Pursuant to and in connection with the execution of the Nelson Employment Agreement, Mr. Nelson was granted an option under the Company's 1996 Stock Incentive Award Plan to purchase 20,000 shares of the Company's Common Stock at an exercise price of $1.875 per share. Such option vests over five (5) years at a rate of 20% per year. Under the terms of the Nelson Employment Agreement, if Mr. Nelson's employment with the Company is terminated for cause (as defined in the Nelson Employment Agreement), Mr. Nelson will be entitled to receive his base salary through the date of termination and, if Mr. Nelson's employment with the Company is terminated without cause (including on account of non-renewal of the Nelson Employment Agreement), he will be entitled to receive payment of his base salary for a period of 6 months from the date of termination and the Company will be required to pay the premiums for health care benefits for him and his dependents for such 6-month period. Under the terms of the Nelson Employment Agreement, in the event that Mr. Nelson's employment is terminated without cause or Mr. Nelson resigns from his employment for "good reason" (as defined in the Nelson Employment Agreement) following a change in control of the Company (as defined in the Nelson Employment Agreement), then Mr. Nelson will be entitled to receive payment of twelve months worth of his base salary in a lump sum payment within ten days of the date of his termination and the Company will be required to pay the annual premiums for health benefits for him and his dependents for a period of twelve months following the date of termination.

        The Company and Allan T. Maguire entered into an Amended and Restated Employment Agreement dated March 21, 1996 (the "Maguire Employment Agreement"). The Maguire Employment Agreement provided for payment to Mr. Maguire of an annual salary of $123,800, subject to annual review and potential adjustment, and bonuses based upon his performance during each fiscal year of the Company in an amount determined in the sole and absolute discretion of the President of the Company. In addition to salary and bonuses, Mr. Maguire received an automobile allowance in the amount of $500 per month and was reimbursed for all reasonable and necessary travel and other business expenses incurred in connection with the performance of his duties. The Company also paid the annual cost of premiums for health insurance coverage for Mr. Maguire and his dependents. Under the terms of the Maguire Employment Agreement, if Mr. Maguire's employment with the Company was terminated for cause (as defined in the Maguire Employment Agreement), Mr. Maguire would have been entitled to receive his base salary through the date of termination and, if Mr. Maguire's employment with the Company was terminated without cause (including on account of non-renewal of the Maguire Employment Agreement), he would have been entitled to receive payment of his base salary for a period of 12 months from the date of termination and the Company would have been required to pay the annual premiums for health care benefits for him and his dependents for such 12-month period. Under the terms of the Maguire Employment Agreement, in the event that Mr. Maguire's employment was terminated without cause or Mr. Maguire resigned from his employment for "good reason" (as defined in the Maguire Employment Agreement), following a change in control of the Company (as defined in the Maguire Employment Agreement), then Mr. Maguire would have been entitled to receive payment of his base salary in a lump sum payment within ten days of the date of his termination and the Company would have been required to pay the annual premiums for health benefits for him and his dependents for a period of twelve months following the date of termination. Mr. Maguire's employment with the Company terminated as of October 10, 1997. In connection with such termination, the Company and Mr. Maguire entered into a letter agreement, dated September 26, 1997, which superseded certain provisions of the Maguire Employment Agreement. See "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Prior to the initial public offering, EMIIC and certain other companies affiliated with EMIIC, from time to time, made loans to the Company in order to fund its ongoing operations. As at December 31, 1995, there were four separate Secured Subordinated Promissory Notes outstanding totaling $5,273,872. The principal amount of three of these notes totaling $4,410,300 was converted into 820,521 shares Common Stock of the Company on April 24, 1996, concurrent with the initial public offering. Additionally, $123,572, which represented initial public offering costs advanced to the Company by EMIIC, was repaid to EMIIC on May 6, 1996. The accrued interest totaling approximately $836,000, with respect to the above indebtedness of $5,273,872, was repaid to EMIIC and an affiliate of EMIIC on May 6, 1996.

        The $1,420,000 principal amount of the fourth note remained outstanding following the offering, and together with the then accrued interest of $93,312, was repaid on December 16, 1996 from the proceeds of the issuance of a note payable to Imperial Bank. The note payable to an affiliate of EMIIC bore interest at a rate of 2% in excess of the prime rate as published from time to time in the Western Edition of The Wall Street Journal. EMIIC is the principal stockholder of the Company and Gerald C. Quinn is a director of the Company and is a member of the board of directors of EMIIC and is an employee of TEMIC, the parent corporation of EMIIC. Stephen L. Greaves, a director of the Company, is also a member of the board of directors and an officer of EMIIC.

        The Company believes that each of the loans and other transactions between it and EMIIC and EMIIC's affiliates were on terms no less favorable to the Company than were available from independent third parties.

        On September 26, 1997, the Company entered into a letter agreement with Allan T. Maguire, the former Vice President, Finance, Chief Financial Officer, Secretary and Treasurer of the Company, pursuant to which Mr. Maguire resigned as Vice President, Finance, Chief Financial Officer, Secretary and Treasurer of the Company effective September 5, 1997, and the Company agreed to continue payment of Mr. Maguire's regular base salary until the earlier to occur of (i) April 10, 1998 or (ii) "New Employment" (as defined in the letter agreement). Such continuation of base salary could result in additional payments to Mr. Maguire of approximately $80,000. The Company also agreed to pay Mr. Maguire a monthly car allowance of $500.00 until April 10, 1998, and agreed to pay for Mr. Maguire's health premiums for him and his existing dependents until the earlier to occur of (i) April 10, 1998 or (ii) "New Employment" (as defined in the letter agreement). The letter agreement also provided for reimbursement of up to $1,000 in legal fees and costs incurred by Mr. Maguire in connection with his review of the letter agreement. In addition, under the letter agreement, vested options held by Mr. Maguire to acquire up to approximately 30,994 shares of the Company's Common Stock were extended to remain exercisable through October 10, 1999. As of the date hereof, Mr. Maguire has not exercised any of the options that were extended under the letter agreement.

        Certain Directors of the Company from time to time perform consulting services for the Company. Such Directors are paid an hourly or per diem rate for their services. It is the Company's policy that such hourly and per diem rates be no greater than those which are generally from the public.

        In December 1997 and March 1998, the Company advanced loans to senior employees, including four executive officers, to purchase shares of Company Common Stock on the open market. The loans, which carry an interest rate of 5.69%, are due upon the earlier to occur of three years from the date of advance or the date the executive's employment with the Company terminates for any reason. The notes are collateralized by the shares purchased. The Company has agreed to finance up to an aggregate of $215,000 of such loans, subject to certain maximum amounts for each senior employee as set forth below.

                                  Shares      Amount Purchased      Potential
           Officer               Purchased      and Financed      Maximum Amount
        Lee W. Melody             10,980           $23,403          $100,000
        John A. Rome               4,636             9,894            40,000
        David P. Nelson            2,928             6,368            25,000
        Michael G. Arkell          1,220             2,943            10,000

        The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.

                                  OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                              By Order of the Board of Directors



                                              DAVID P. NELSON
                                              Secretary

April 6, 1998


A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, MOTORVAC TECHNOLOGIES, INC., 1431 SOUTH VILLAGE WAY, SANTA ANA, CALIFORNIA 92705.

                          MOTORVAC TECHNOLOGIES, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 1998

    The undersigned stockholder of Motorvac Technologies, Inc., a Delaware corporation, hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, with respect to the Annual Meeting of Stockholders of Motorvac Technologies, Inc. to be held at the Holiday Inn Select, located at 17941 Von Karman Avenue, Irvine, California 92614, on Tuesday, May 12, 1998, at 2:00 p.m., local time, and hereby appoints Lee W. Melody and David P. Nelson, and each of them, as attorneys and proxies of the undersigned, each with full power of substitution, to vote all of the shares of stock of Motorvac Technologies, Inc. which the undersigned may be entitled to vote at such meeting, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    Unless a contrary direction is indicated, this proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2 as more specifically described in the Proxy Statement, and as said proxies deem advisable on such other matters as may properly come before the meeting. If specific instructions are indicated, this proxy will be voted in accordance therewith.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

    PROPOSAL 1: To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected:
            [ ]  FOR all nominees listed below

           (except as marked to the contrary below).

                                       [ ] WITHHOLD AUTHORITY

                                         to vote for all nominees below

 NOMINEES: Stephen L. Greaves, Grant Ferrier, Lee W. Melody, Ronald J. Monark,
                       Gerald C. Quinn, Daniel P. Whelan

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S)
                                     BELOW:

                               (continued and to be signed on the reverse side.)

                                                     (continued from other side)

    PROPOSAL 2: To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2


                                             Dated:                     , 1998

                                             ---------------------------------
                                                       Signature(s)

                                             ---------------------------------
                                                       Signature(s)

                                             Please sign exactly as your name
                                             appears hereon. If the stock is
                                             registered in the names of two or
                                             more persons, each should sign.
                                             Executors, administrators,
                                             trustees, guardians and
                                             attorneys-in-fact should add their
                                             titles. If signer is a corporation,
                                             please give full corporate name and
                                             have a duly authorized officer
                                             sign, stating title. If signer is a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE
            WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.